Exhibit 10.2

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) THE DISTRIBUTION DATE, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE RIGHTS OF THE HOLDER OF THIS DEBENTURE ARE SUBJECT TO THE TERMS OF A COLLATERAL AGENCY AGREEMENT DATED ON OR ABOUT THE DATE HEREOF BETWEEN NUCLEA ENERGY CANADA INC., CANCOR DEBT AGENCY INC. (IN ITS CAPACITY AS COLLATERAL AGENT), THE HOLDER AND OTHER HOLDERS OF SIMILAR SECURED DEBENTURES, AS THE SAME MAY BE AMENDED, MODIFIED, RESTATED OR REPLACED FROM TIME TO TIME.

NUCLEA ENERGY CANADA INC.

SECURED DEBENTURE DUE JANUARY [●], 2027

DEBENTURE

CERTIFICATE NUMBER: ●	PRINCIPAL AMOUNT: US$●

NUCLEA ENERGY CANADA INC., a corporation incorporated under the laws of the Province of British Columbia (the “Borrower”), for value received, hereby acknowledges itself indebted and promises to pay to or to the order of [●] (hereinafter referred to as the “Lender” or the “Debentureholder”), the principal amount of [●] dollars (US$[●]) (the “Principal Amount”) in lawful money of the United States of America in the manner hereinafter provided at the foregoing address of the nominee, or at such other place or places as the Lender may designate by notice in writing to the Borrower, on the Maturity Date (as defined in Schedule A).

The Principal Amount owing and all other amounts now or hereafter payable hereunder (collectively, the “Obligations”) shall be due and payable on the Maturity Date in accordance with the terms hereof. This Debenture is issued subject to the terms and conditions appended hereto as Schedule A. To further ensure the repayment of the Principal Amount thereon as provided in this Debenture, the Subsidiaries (as defined herein) have agreed to guarantee the obligations of the Borrower set out herein and shall, concurrent with the execution and delivery of this Debenture by the Borrower, execute and deliver the form of guarantee and confirmation substantially in the form appended hereto as Schedule B.

This Debenture is one of several secured debentures to be issued by the Borrower on or about the date hereof in an aggregate principal amount of up to Eight Million Two Hundred Thousand Dollars (US$8,200,000.00) issuable in increments of US$1,000.00 (collectively, the “Secured Debentures”), each of which Secured Debentures shall be in substantially the same form as this Debenture and shall not bear interest in accordance with Section 2.2 hereof.  Each Secured Debenture shall rank equally and ratably without discrimination, preference or priority with all other Secured Debentures. For greater certainty, the obligations of the Borrower evidenced by any Secured Debenture shall not be superior in right of payment to the obligations evidenced by any other Secured Debenture. The ranking of the Secured Debentures shall apply in all events and circumstances regardless of the date of the Secured Debenture or the date of any advance or advances made to the Borrower by the other Debentureholders (as defined herein). The provisions of this Debenture shall be binding on the Borrower, the Lender and all Persons claiming through or under them respectively and any Person shall be deemed to have notice of these provisions. The security granted in favour of and to be held by the Collateral Agent (as defined herein) for and on behalf of the Lender and the other Debentureholders in connection with the Security Interest (as defined herein) shall rank pari passu amongst and between such Debentureholders.

The Offering (as defined herein) is being conducted in connection with the acquisition of all of the assets of Moltex Energy Limited (the “Acquisition”) pursuant to the agreement for the sale and purchase of the assets of Moltex Energy Limited dated August 7, 2026 among the Borrower, Moltex Energy Limited (in administration) and Richard Oddy and Jonathan Amor in their capacity as joint administrators of Moltex Energy Limited (the “Purchase Agreement”).

(signature page follows)

IN WITNESS WHEREOF, the Borrower has caused this Debenture to be executed by a duly authorized officer.

DATED for reference this ___ day of ________________, 2026

NUCLEA ENERGY CANADA INC.

By:
Name: Title:

(See terms and conditions attached hereto)

Schedule A – Terms and Conditions for the Secured Debenture

Article 1 – interpretation

Section 1.1 Definitions

In this Agreement:

(1) “Acquisition” has the meaning attributed thereto on page 1 of this Debenture;

(2) “Borrower’s Parent” means Nuclea Energy Inc.;

(3) “Business” means the business of the Borrower and its subsidiaries as currently carried on;

(4) “Business Combination Agreement” means the Business Combination Agreement dated October 30, 2026 among the NorthStrive Acquisition Corp I., Nuclea Energy Inc. and 1614485 B.C. Ltd., as amended, supplemented or otherwise modified from time to time;

(5) “Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in Toronto, Canada are not open for business;

(6) “Canadian Offering Jurisdictions” means each of the provinces and territories of Canada;

(7) “Canadian Securities Laws” means, as applicable, the securities laws and regulations in each of the Canadian Offering Jurisdictions, all written instruments, rules and orders having the force of law of the securities regulators or regulatory authorities in each of the Canadian Offering Jurisdictions;

(8) “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with the accounting standards applicable to such lessee;

(9) “Change of Control” means

(a)	any transaction (whether by purchase, merger or otherwise) whereby a Person or Persons acting jointly or in concert (within the meaning of applicable Canadian Securities Laws) directly or indirectly acquires the right to cast, at a general meeting of shareholders of the Borrower, more than 50% of the votes attached to the voting shares of the Borrower (including, for certainty, the votes attached to the multiple voting shares in the capital of the Corporation, as applicable)that may be ordinarily cast at a general meeting;

(b)	the Borrower's arrangement, amalgamation, consolidation or merger with or into any other Person, or any merger of another Person into the Borrower, unless the holders of voting securities of the Borrower immediately prior to such arrangement, amalgamation, consolidation or merger hold securities representing 50% or more of the voting control or direction in the Borrower or the successor entity upon completion of the arrangement, amalgamation, consolidation or merger; or

(c)	any conveyance, transfer, sale lease or other disposition of all or substantially all of the Borrower's and the Borrower's subsidiaries' assets and properties, taken as a whole, to another arm's length Person, but, for greater certainty, shall not include a Go-Public Transaction;

(10) “Change of Control Notice” has the meaning attributed thereto in Section 3.3;

(11) “Collateral Agency Agreement” means the intercreditor and collateral agency agreement dated on or about the date hereof between, among others, the Borrower, the Lender and the Collateral Agent (as it may be amended, supplemented, otherwise modified, restated or replaced from time to time);

(12) “Collateral Agent” means Cancor Debt Agency Inc. in its capacity as collateral agent for and on behalf of the Debentureholders;

(13) “Debentureholders” means, collectively, the holders of the Secured Debentures;

(14) “Debentures” means this secured debenture;

(15) “deSPAC Transaction” means the transactions contemplated by the Business Combination Agreement;

(16) “Event of Default” has the meaning attributed thereto in Section 6.1;

(17) “General Security Agreements” has the meaning attributed thereto in Section 2.4;

(18) “Go-Public Transaction” means the deSPAC Transaction or a transaction resulting in the business or assets of the Borrower being listed (directly or indirectly) on a recognized securities exchange in Canada or the United States, including but not limited to an initial public offering, plan of arrangement, amalgamation, reverse take-over or other business combination pursuant to which the securities of the Borrower (or any resulting issuer or parent thereof) are listed on a stock exchange;

(19) “Guarantee” has the meaning attributed thereto in Section 2.4;

(20) “Immaterial Subsidiaries” mean collectively, (i) MoltexFlex Limited, a company existing under the laws of England and Wales; and (ii) Moltex Energy USA LLC, a limited liability company existing under the laws of the State of Delaware; and “Immaterial Subsidiary” shall mean either of them as the context requires.

(21) “Indebtedness” has the meaning attributed thereto in Section 6.1;

(22) “Lien” means, with respect to any Person, any encumbrance or title defect of whatsoever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, lien, charge, pledge or security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property of such Person, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, easement, servitude, right of way, restrictive covenant, right of use or any other right or claim of any kind or nature whatsoever which affects ownership or possession of, or title to, any interest in, or right to use or occupy such property or assets;

(23) “Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, operations, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any Guarantor to perform its obligations under this Debenture, the Subscription Agreement or any Security Document, or (iii) the validity, perfection, priority or enforceability of any Security Document;

(24) “Maturity Date” means the earliest of (i) January [●], 2027, (ii) the date that is five (5) Business Days after termination of the Business Combination Agreement for any reason, (iii) the consummation of any Change of Control, Merger, Go-Public Transaction or other similar transaction involving the Borrower, Borrower’s Parent or any of their affiliates other than the deSPAC Transaction, and (iv) the date on which the Obligations are accelerated following an Event of Default;

(25) “Merger” means any transaction (whether by way of arrangement, amalgamation, merger, transfer, sale or lease) whereby all or substantially all of the Borrower's assets would become the property of any other Person, or, in the case of any such arrangement, amalgamation or merger, of the continuing corporation or other entity resulting therefrom, but for greater certainty, shall not include a Go-Public Transaction;

(26) “Offering” means the offering of Secured Debentures up to a maximum aggregate principal amount of US$8,200,000 to be issued and sold by the Borrower;

(27) “Permitted Acquisition” means, (i) the Acquisition; and (ii) any other acquisition approved by holders of more than 66 2/3% of the principal amount of Secured Debentures then outstanding;

(28) “Permitted Encumbrance” has the meaning attributed thereto in Section 5.2(b);

(29) “Permitted Secured Debt” means, with respect to the Borrower or the Subsidiaries, any Secured Debt of the Borrower or the Subsidiaries that:

(a)	is incurred or assumed by the Borrower or the Subsidiaries to a Canadian bank, trust company or credit union in the normal course of business in the aggregate principal amount not exceeding US$5,000,000;

(b)	is incurred in connection with the Offering of the Secured Debentures up to a maximum aggregate principal amount of US$8,200,000;

(c)	is owing by the Subsidiaries to the Borrower or to another wholly owned subsidiary of the Borrower;

(d)	is incurred or assumed by the Borrower or the Subsidiaries in connection with the purchase of real or personal property in the ordinary course of the Borrower’s or the Subsidiaries’ business, provided that the applicable Lien extends only to such property and its proceeds, and secures an amount not exceeding the purchase price of such property;

(e)	is a Capital Lease obligation of the Borrower or the Subsidiaries, including, without limitation, any indebtedness incurred for the purchase or lease of specifically identified equipment, for which a purchase money security interest (as defined in the Personal Property Security Act (Ontario) or comparable legislation of another Canadian jurisdiction) is granted;

(f)	is Secured Debt incurred by the Borrower or its Subsidiaries in connection with any extension, renewal or refinancing of any of the foregoing provided that the applicable outstanding principal amount is not increased; or

(g)	is a guarantee or other contingent obligation in respect of (a) to (f) above.

(30) “Permitted Subordinated Debt” means any and all indebtedness incurred or assumed by the Borrower or its Subsidiaries after the date of issue of this Debenture in respect of which all obligations of payment and performance, together with all security interests or collateral granted as security for payment and performance, are fully postponed and subordinated to the indebtedness owed to the holder of this Debenture, and for greater certainty shall include guarantees or other contingent obligations of the Borrower or of its Subsidiaries for any indebtedness that would otherwise constitute “Permitted Subordinated Debt” for the purpose of this definition;

(31) “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof;

(32) “Purchase Agreement” has the meaning attributed thereto on page 1 of this Debenture;

(33) “Secured Debentures” has the meaning attributed thereto on page 1 of this Debenture;

(34) “Secured Debt” means, with respect to any Person, any obligation of such Person for borrowed money that is secured in any manner by any Lien on any real or personal property of such Person;

(35) “Security Agreement” has the meaning attributed thereto in Section 4.1;

(36) “Security Documents” means, collectively, this Debenture, the Security Agreements, the Guarantees, the General Security Agreements, and all other agreements, security and/or guarantees granted by the Borrower and the Subsidiaries, or any other Person from time to time in favour of the Collateral Agent, which secure the obligations of the Borrower arising from or in connection with the Secured Debentures;

(37) “Shares” means the common shares in the capital of the Borrower;

(38) “Subsidiary” means any one of and “Subsidiaries” means collectively the subsidiaries of the Borrower following completion of the Acquisition, consisting of Moltex Energy Canada Inc., a company existing under the laws of the Province of New Brunswick, but specifically excluding the Immaterial Subsidiaries;

(39) “Subscription Agreement” means the subscription agreement entered into between the Lender and Borrower dated October 30, 2026 in respect of the purchase and sale of this Debentures between the Lender and the Borrower; and

(40)  “Taxes” means any present or future income and other taxes, levies, rates, royalties, deductions, withholdings, assessments, fees, dues, duties, imposts and other charges of any nature whatsoever, together with any interest and penalties, additions to tax and other additional amounts, levied, assessed or imposed by any governmental authority.

Section 1.2 Headings

The inclusion of headings in this Debenture is for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.3 Currency

Unless otherwise indicated, all amounts in this Debenture are stated and shall be paid in currency of the United States of America.

Section 1.4 Number, Gender and Persons

Unless the context otherwise requires, words importing the singular in number only shall include the plural and vice versa, words importing the use of gender shall include the masculine, feminine and neuter genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

Section 1.5 Severability

If any provision of this Debenture is determined by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each such provision shall be interpreted in such a manner as to render them valid, legal and enforceable to the greatest extent permitted by applicable law. Each provision of this Debenture is declared to be separate, severable and distinct.

Section 1.6 Entire Agreement

This Debenture, including any schedules attached hereto, constitutes the entire agreement between the Borrower and the Lender relating to the subject matter hereof, and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements, understandings, conditions or collateral agreements, whether oral or written, express or implied, with respect to the subject matter hereof.

Article 2 – PAYMENT OF PRINCIPAL AND INTEREST

Section 2.1 Repayment of Principal

Subject to the terms and conditions hereof, the Principal Amount outstanding under this Debenture shall be repaid by the Borrower to the Lender in cash in lawful money of the United States of America on the Maturity Date.

Section 2.2 No Interest Payable

No interest shall be payable on the Principal Amount outstanding under this Debenture, and, for greater certainty, no interest shall be payable before, during or after the occurrence of an Event of Default.

Section 2.3 Rank

The Secured Debentures will constitute direct secured obligations of the Borrower. Each Secured Debenture will rank pari passu with each other Secured Debenture in right of payment of principal (regardless of their actual date of issue) and, subject to statutory preferred exceptions, will rank in priority to all other indebtedness of the Borrower, other than the Permitted Secured Debt.

Section 2.4 Guarantee

From and after the date of issuance of this Debenture (or, with respect to any Person that becomes a Subsidiary after the date hereof, no later than 5 Business Days after it becomes a Subsidiary and, in the case of the Acquisition, no later than 10 Business Days after completion thereof), this Debenture is entitled to and shall have the benefit of a guarantee from each present and future Subsidiary of all indebtedness and liability (present and future, direct or indirect, absolute or contingent, matured or not) of the Borrower to the Lender under or in connection with this Debenture in favour of the Collateral Agent, for and on behalf of the Lender and the Debentureholders (the “Guarantees”). As security for the obligations under the Guarantees, each such Subsidiary shall grant in favour of the Collateral Agent a first priority security interest over all of such Subsidiary’s present and after-acquired personal property in which it has rights, of whatsoever nature or kind and wherever situate which shall rank pari passu between and among the Debentureholders. The security granted shall be evidenced by one or more general security agreements (the “General Security Agreements”) granted in favour of the Collateral Agent, for and on behalf of the Lender and the other Debentureholders, pursuant to the terms of the Collateral Agency Agreement.

Article 3– REDEMPTION OR PURCHASE OF DEBENTURE

Section 3.1 Early Redemption

The Borrower shall be permitted to prepay, redeem or repay the Debentures prior to the Maturity Date at any time, in whole or in part, in its sole and absolute discretion, without notice, fee, premium or penalty, by payment of the Principal Amount being prepaid.

Section 3.2 Redemption if Change of Control

The Borrower shall notify the Debentureholder of any pending Change of Control or Merger in accordance with Section 3.3, and the Debentureholder shall, in its sole discretion, have the right to require the Borrower to purchase the Debentures at a price equal to 100% of the outstanding principal amount thereon as of the date of purchase. Provided that the Borrower provides the Change of Control Notice to the Lender prior to the effective date of the Change of Control or Merger, the Lender shall notify the Borrower of such election no later than ten (10) Business Days prior to the effective date of any such Change of Control or Merger. In the event that no such election has been made in accordance with the provisions of this Section 3.2, the Debentureholder will be deemed to have elected to require the Borrower to purchase the Debentures at the same purchase price concurrently with the completion of the Change of Control or Merger, as applicable.

Section 3.3 Notice of Change of Control

Upon the occurrence of any event constituting or reasonably likely to constitute a Change of Control or Merger, the Borrower shall give written notice to the Lender and the Collateral Agent of such Change of Control or Merger at least thirty (30) days prior to the effective date of such Change of Control or Merger and another written notice on or immediately after the effective date of such Change of Control or Merger (the “Change of Control Notice”).

Section 3.4 Purchases for Cancellation

The Borrower will have the right at any time and from time to time to purchase the Secured Debentures for cancellation only if it makes the offer on a pro rata basis to all Debentureholders on the same price and terms.

Article 4– Security

Section 4.1 Security

As security for the Obligations under this Debenture, the Borrower shall grant to the Collateral Agent, for the benefit of the Lender and the other Debentureholders, a first priority perfected security interest over all of its present and after-acquired personal property in which the Borrower has rights, of whatsoever nature or kind and wherever situate which shall rank pari passu between and among the Debentureholders (the “Security Interest”). The Security Interest shall be evidenced by one or more general security agreements entered into between the Borrower and the Collateral Agent (the “Security Agreements”), and the Borrower shall execute and deliver all financing statements, registrations and other instruments necessary to create, register, perfect and maintain such Security Interest on or prior to the date of issuance of this Debenture.

Section 4.2 Priority of Security

Subject to Section 4.7, the Security Interest granted by the Borrower, subject only to Permitted Encumbrances expressly permitted hereunder and statutory preferred exceptions, shall rank as a first priority security interest in all respects (including, without limitation, the right of payment) to all other existing or future security granted by the Borrower. As of the date of issue of the Debenture, save and except for any Permitted Encumbrances, any outstanding indebtedness of the Borrower is subordinated to the Debenture.

Section 4.3 Distribution on Dissolution, Etc.

Upon any sale, in one transaction or a series of transactions, of all, or substantially all, of the assets of the Borrower or distribution of the assets of the Borrower upon any dissolution or winding-up or total liquidation of the Borrower, whether in bankruptcy, liquidation, re-organization, insolvency, receivership or other similar proceedings or upon an assignment to or for the benefit of creditors of the Borrower or otherwise any payment or distribution of assets of the Borrower, whether in cash, property or security, subject to applicable law, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee of or for the benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, directly to the holder of the Secured Debentures or their representatives, to the extent necessary, to pay all obligations pursuant to the Secured Debentures in full.

Section 4.4 Certificate Regarding Creditors

Upon any payment or distribution of assets of the Borrower referred to in this Section 4.4, the Debentureholder shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee of or for benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, delivered to the Debentureholder, for the purpose of ascertaining the persons entitled to participate in such distribution, and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.4.

Section 4.5 Rights of Debentureholder Reserved

Nothing contained in this Article 4 or elsewhere in this Debenture is intended to or shall impair, as between the Borrower and the Debentureholder, the obligation of the Borrower, which is absolute and unconditional, to pay to the Debentureholder the Principal Amount on the Debenture, as and when the same shall become due and payable in accordance with their terms, nor shall anything herein prevent the Debentureholder from exercising all remedies otherwise permitted by applicable law upon default under this Debenture.

Section 4.6 Payment of Debenture Permitted

Nothing contained in this Debenture shall:

(a)	prevent the Borrower from making payments of the Principal Amount and other amounts to the Debentureholder under this Debenture as herein provided; and

(b)	prevent the redemption of this Debenture by the Borrower as herein provided or as otherwise permitted according to law.

Section 4.7 Share Pledge

As security for the Obligations under this Debenture, the Borrower shall physically deliver to the Collateral Agent the certificates and other evidences of ownership representing all of the outstanding securities of each Subsidiary, existing on or established after the date of this Debenture in which the Borrower now or hereafter has rights, to be held in pledge by the Collateral Agent, on behalf of the Lender and the other Debentureholders, under this Debenture together with duly authorized powers of attorney to transfer the securities executed in blank, which certificates and powers of attorney shall remain in the hands of the Collateral Agent. The pledge of securities granted to the Collateral Agent, on behalf of the Lender and the other Debentureholders, shall be evidenced by a securities pledge agreement entered into between the Borrower and the Collateral Agent on terms satisfactory to the Lender, including without limitation a restriction on the issue of any additional securities of the Subsidiaries.

Section 4.8 Debentures and Security to Rank Pari Passu

The Secured Debentures issued by the Borrower, and the security interest to be granted to the Debentureholders in connection with the issuance of the Secured Debentures shall, once issued and granted, rank pari passu with each other and each Debentureholder shall be equally and proportionately entitled to the benefits hereof as if all the Secured Debentures and security had been issued, granted and negotiated simultaneously.

Article 5 – COVENANTS OF THE BORROWER

Section 5.1 Positive Covenants

The Borrower covenants and agrees that:

(a)	Maintain Corporate Existence. Each of the Borrower and the Subsidiaries shall maintain its corporate existence, and preserve its rights, powers, licenses and privileges which are necessary or material to the conduct of its business, and not materially change the nature of its business;

(b)	Compliance with Laws. Each of the Borrower and the Subsidiaries shall comply in all material respects with all applicable laws, rules, governmental restrictions and regulations;

(c)	Maintain Books and Records. The Borrower shall, and shall cause each of the Subsidiaries to, keep adequate and accurate records and books of account in which complete entries will be made reflecting all financial transactions and the Borrower shall prepare its financial statements in accordance with generally accepted accounting principles;

(d)	Payment of Taxes. Each of the Borrower and the Subsidiaries shall pay and discharge promptly all Taxes assessed or imposed upon it or its property as and when the same become due and payable save and except where it contests in good faith the validity thereof by proper legal proceedings;

(e)	Payment of Obligations. The Borrower shall pay all principal and other amounts owing to the Lender hereunder promptly when due;

(f)	Performance of Covenants. The Borrower shall promptly perform and satisfy all covenants and obligations to be performed by it under this Debenture, the Subscription Agreement and the Security Documents;

(g)	Notice of Event of Default. The Borrower shall promptly, and in any event within two (2) Business Days after any responsible officer of the Borrower or any Subsidiary becomes aware thereof, give written notice to the Lender and the Collateral Agent of the existence of any Event of Default.

(h)	Use of Proceeds. The Borrower shall use the net proceeds of the Secured Debentures solely for the purposes set forth in the Subscription Agreement, and shall not use any such proceeds to repay, repurchase or satisfy any indebtedness owing to insiders, founders, shareholders, affiliates or other related parties.

(i)	Information and Access. The Borrower shall, and shall cause its Subsidiaries to, provide the Lender and its representatives with such information regarding the business, operations, properties and financial condition of the Borrower and its Subsidiaries as the Lender may reasonably request and reasonable access, upon reasonable prior notice, to management, books, records and properties during normal business hours.

(j)	Intellectual Property and Licenses. The Borrower shall, and shall cause each Subsidiary to, maintain, protect and preserve its material intellectual property and all material nuclear, environmental and other regulatory permits, approvals and licenses necessary for the conduct of its business.

(k)	Notice of Litigation and Material Adverse Effect. The Borrower shall promptly, and in any event within two (2) Business Days, notify the Lender of any material litigation, investigation, license suspension, written notice from a governmental authority or any event or circumstance that has had or would reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Negative Covenants

The Borrower covenants and agrees that, without the prior written consent of the holders of more than 66 2/3% of the principal amount of Secured Debentures then outstanding:

(a)	Indebtedness. Except for other Secured Debentures issued pursuant to the Offering, the Borrower shall not, and shall not permit its Subsidiaries to, incur, assume or guarantee any additional indebtedness other than (i) Permitted Secured Debt, (ii) Permitted Subordinated Debt approved in writing by the holders of more than 66 2/3% of the principal amount of Secured Debentures then outstanding; and (iii) trade indebtedness, tax liabilities, accounts payable and other accrued liabilities incurred in the ordinary course of business;

(b)	Encumbrances. The Borrower shall not, and shall not permit the Subsidiaries to, create, assume or permit to exist any Lien on any assets or property, other than (i) such Liens as existed on the date hereof, (ii) Liens imposed by any governmental authority for any Taxes not yet due and delinquent or which are being contested in good faith, (iii) Liens granted after the date hereof to secure Permitted Secured Debt, and (iv) Liens securing indebtedness permitted pursuant toSection 5.2(a) (collectively, the “Permitted Encumbrances”);

(c)	Distributions. The Borrower shall not, and shall not permit any Subsidiary to, declare, pay or make any dividend or other distribution on any equity interests, or redeem, purchase or otherwise acquire any equity interests, except for dividends or distributions by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary;

(d)	Guarantees. The Borrower shall not, and shall not permit the Subsidiaries to, become liable under any guarantees or otherwise become a surety for the indebtedness of another Person, other than (i) in the ordinary course of business, or (ii) in connection with Permitted Secured Debt incurred or assumed by the Borrower or its Subsidiaries;

(e)	Pledge. The Borrower and its Subsidiaries shall not pledge its Shares or securities in any Subsidiary other than to the Collateral Agent, on behalf of the Lender and the other Debentureholders, on terms reasonably acceptable to the Lender;

(f)	Related Party Transactions. The Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction with any related party except for (a) transactions among the Borrower and its wholly-owned Subsidiaries that do not involve any transfer of value outside the group and (b) compensation, reimbursement and benefit arrangements with employees, officers and directors in the ordinary course of business that are not materially amended after the date hereof except as otherwise permitted hereunder;

(g)	Secured Debt of the Subsidiaries. The Borrower shall not permit the Subsidiaries to incur or assume any Secured Debt other than Permitted Secured Debt without the prior written consent of the holders of more than 66 2/3% of the principal amount of Debentures then outstanding;

(h)	Dispositions. Subject to Section 5.2(m), none of the Borrower or its Subsidiaries shall sell, transfer, assign, license, lease or otherwise dispose of any property or assets (including intellectual property and shares of Subsidiaries), other than:

(i)	obsolete or worn-out property no longer used in the Business;

(ii)	inventory, receivables or other property sold or disposed of in the ordinary course of business at fair market value; or

(iii)	property (including shares of Subsidiaries) sold or disposed of for fair market value to Persons at arm’s length to the Borrower provided that (i) no Event of Default is continuing on the date of such sale or would occur as a result of such sale and (ii) the cash component of the aggregate proceeds of such sale is not less than 75% of such proceeds.

For greater certainty, this Section 5.2(h) shall not in any way restrict the Borrower from (A) issuing Shares or securities convertible into Shares, (B) completing a Go-Public Transaction or (C) incurring or assuming Permitted Secured Debt, in either case at any time and from time to time after the date hereof.

(i)	Change in Nature of Business. The Borrower shall not, nor will it permit any of its Subsidiaries to, engage to any material respect in any lines of business other than the Business conducted by the Borrower and its Subsidiaries at the date hereof;

(j)	Organizational Documents. The Borrower shall not, and shall not permit any Subsidiary to, amend, restate or otherwise modify its constating or organizational documents in any manner materially adverse to the Lender or the Debentureholders;

(k)	Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary to, change its fiscal year-end without the prior written consent of the Lender.

(l)	Investments. The Borrower shall not, nor will it permit any of its Subsidiaries to, make any investment in any Person, whether by acquisition of shares, indebtedness or other securities, or by loan, guarantee, advance, capital contribution or otherwise, other than:

(i)	investments made prior to the date hereof, and any roll-over, renewal or extension thereof;

(ii)	investments in Subsidiaries of the Borrower and investments in entities in which Subsidiaries of the Borrower are a general or limited partner;

(iii)	deposit accounts with and certificates of deposit and other instruments issued by banks;

(iv)	obligations of or guaranteed by the governments of Canada, the United States of America or any province or state thereof;

(v)	security deposits with utilities, governmental authorities and other like Persons in the ordinary course of business; and

(vi)	Permitted Acquisitions; and

(m)	Mergers. The Borrower shall not enter into any Merger unless:

(i)	the continuing corporation or other entity formed by the applicable consolidation, amalgamation or merger, or the Person that acquires by transfer, sale or lease all or substantially all of the assets of the Borrower, as the case may be, executes and delivers to the Lender its assumption in writing of the due and punctual performance and observance of each covenant and condition of this Debenture; and

(ii)	no Event of Default is continuing on the date of such transaction or would occur as a result of such transaction.

Article 6 – EVENTS OF DEFAULT

Section 6.1 Events of Default

Any of the following shall constitute an Event of Default under this Debenture (each an “Event of Default”):

(a)	the Borrower fails to pay when due any Principal Amount or other amount that is due and payable under this Debenture on the stated maturity, any mandatory prepayment date or upon acceleration;

(b)	the Borrower or any Subsidiary fails to pay when due any other amount owing to the Lender or the Collateral Agent under this Debenture, any Guarantee or any other Security Document, and such failure continues for five (5) Business Days;

(c)	the Borrower or any Subsidiary breaches any representation contained herein or in any Guarantee, in any material respect, fails to observe, perform or comply with any term, covenant, condition or obligation contained herein or in any Guarantee or is otherwise in default of any provision hereof or thereof (other than a default referred to in Section 6.1(a) or Section 6.1(b)) and such default, if capable of remedy, is not remedied within ten (10) Business Days after the Borrower receives written notice of such default from the Collateral Agent or the Lender;

(d)	the Borrower or any Subsidiary defaults in the performance of or compliance with any covenant, condition or term in the Subscription Agreement or any Security Document and such default remains unremedied for a period of ten (10) Business Days after the Borrower receives written notice of such default from the Collateral Agent or the Lender;

(e)	any representation or warranty of the Borrower or any Subsidiary in this Debenture, any Guarantee, the Subscription Agreement or any Security Document proves to be untrue in any material respect as at the time made and, if capable of remedy, such default remains unremedied for a period of thirty (30) days after the Borrower receives written notice of such default from the Collateral Agent or the Lender;

(f)	the Borrower or any Subsidiary generally fails to pay, or admits in writing its inability or unwillingness to pay, debts as they become due or a decree or order of a court having jurisdiction is entered adjudging any such Person bankrupt or insolvent, and any such decree or order continues unstayed and in effect for a period of thirty (30) days;

(g)	the Borrower or any Subsidiary applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for itself or for a substantial part of its property, or makes a general assignment for the benefit of creditors;

(h)	the Borrower or any Subsidiary in the absence of such application, consent or acquiescence, becomes subject to the appointment of a trustee, receiver or other custodian for itself or for a substantial part of its property, or has a distress, execution, attachment, sequestration or other legal process levied or enforced against a substantial part of its property;

(i)	the Borrower or any Subsidiary permits or suffers to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person and, if any such case or proceeding is not commenced by such Person, such case or proceeding, if contested by such Person, is not dismissed within ten (10) Business Days;

(j)	there is a disposition or expropriation of all or substantially all of the property of the Borrower or any of its Subsidiaries, other than as expressly permitted under this Debenture;

(k)	the Borrower or any Subsidiary fails to pay any judgment or order rendered against it in excess of US$100,000 within ten (10) Business Days after such judgment or order is rendered, unless such Person is actively pursuing an appeal and has obtained a stay of enforcement;

(l)	the Borrower fails to purchase, repay or otherwise satisfy the Debentures and the other Obligations upon the occurrence of a Change of Control or Merger in accordance with Section 3.2 within the time required by this Debenture and in accordance with the instructions of the Debentureholder;

(m)	any Security Document or any Guarantee fails to be enforceable for any reason, is declared null and void, is repudiated or contested by any party thereto, any Guarantee ceases to be in full force and effect, or the security interest granted pursuant to any Security Document fails to constitute a perfected and validly existing senior priority Lien in favour of the Collateral Agent for the benefit of the Debentureholders over the collateral described therein at any time that any of the Obligations remain outstanding;

(n)	any other notes, debentures, bonds or other indebtedness for money borrowed having an aggregate principal amount of at least US$250,000 (or its equivalent in any other currency or currencies determined at the then current exchange rate) (hereinafter called “Indebtedness”) of the Borrower or any Subsidiary becomes prematurely repayable following default, steps are taken to enforce any security therefor, or any such Person defaults in the repayment of any such Indebtedness at maturity or, in the case of Indebtedness due on demand, on demand, or, in either case, at the expiration of any applicable grace period, or any guarantee of or indemnity in respect of any such Indebtedness is not honored when due and called upon;

(o)	a Material Adverse Effect occurs; or

(p)	any material nuclear, environmental or other regulatory permit, approval or license of the Borrower or any Subsidiary is revoked, suspended, cancelled or not renewed, and such event has had or would reasonably be expected to have a Material Adverse Effect.

If an Event of Default described in clause (f), (g), (h) or (i) above shall occur, the entire unpaid principal of, and all other Obligations under, this Debenture shall automatically become immediately due and payable without any declaration or other act on the part of the Lender or the Collateral Agent.

If any other Event of Default shall occur and be continuing, the Lender may, by written notice to the Borrower, or the Collateral Agent may, upon written direction of the holders of not less than 66 2/3% of the principal amount of the Secured Debentures then outstanding, declare all or any portion of the outstanding Principal Amount and other Obligations under this Debenture to be immediately due and payable, whereupon the same shall become immediately due and payable without further notice, demand or presentment.

Section 6.2 Waiver of Default

Upon the occurrence of any Event of Default hereunder, the holders of the Secured Debentures shall have the power by requisition in writing by the holders of more than 66 2/3% of the principal amount of Secured Debentures then outstanding to instruct all of the Debentureholders to waive such Event of Default; provided that no waiver of any payment default, any reduction of principal, any extension of the Maturity Date or any impairment of pro rata sharing or collateral rights shall be effective without the written consent of each affected Debentureholder.

Article 7 – MUTILATION, LOSS, THEFT OR DESTRUCTION OF DEBENTURE CERTIFICATE

In case this Debenture certificate shall become mutilated or be lost, stolen or destroyed, the Borrower, shall issue and deliver, a new replacement debenture certificate upon surrender and cancellation of the mutilated Debenture certificate or, in the case of a lost, stolen or destroyed Debenture certificate, in lieu of and in substitution for the same. In the case of loss, theft or destruction, the applicant for a substituted debenture certificate shall furnish to the Borrower such evidence of the loss, theft or destruction of the Debenture certificate as shall be satisfactory to the Borrower in its discretion and shall also furnish an indemnity and surety bond satisfactory to the Borrower in its discretion. The applicant shall pay all reasonable expenses incidental to the issuance of any substituted debenture certificate.

Article 8 – GENERAL

Section 8.1 Taxes, etc.

All payments made by the Borrower to the Lender under this Debenture shall be made free and clear of, and without deduction for or on account of, any withholding Taxes now or hereafter imposed by any official body in any jurisdiction. If any such withholding Taxes are required to be withheld or deducted from any amounts payable by the Borrower to the Lender hereunder, the Borrower shall:

(a)	within the time period for payment permitted by applicable law, pay to the appropriate governmental body the full amount of such withholding Taxes and any additional Taxes in respect of the payment required under Section 8.1(b) hereof and make such reports and filings in connection therewith in the manner required by applicable law; and

(b)	pay to the Lender an additional amount which (after deduction of all withholding Taxes incurred by reason of the payment or receipt of such additional amount) will be sufficient to yield to the Lender the full amount which would have been received by it had no deduction or withholding been made.

Upon the request of the Lender, the Borrower shall furnish to the Lender the original or a certified copy of a receipt for (or other satisfactory evidence as to) the payment of each of the withholding Taxes (if any) payable in respect of such payment. If the Lender actually receives a cash refund of withholding Taxes with respect to which the Borrower has paid an additional amount under this Section 8.1, the Lender may, in its sole discretion, pay to the Borrower the net after-Tax amount of such refund to the extent attributable to such additional amount and not otherwise taken into account in determining the Lender’s overall tax liability.

Section 8.2 Notice.

Any demand, notice, direction or other communication to be made or given hereunder (in each case, “Communication”) shall be in writing and shall be made or given by personal delivery, by courier, by facsimile or email transmission, or sent by registered mail, charges prepaid, addressed to the respective parties as follows:

(a)	if to the Borrower:

Nuclea Energy Canada Inc.

Unit 5, 2425 Skymark Ave.

Mississauga, ON L4W 4Y6

Attention: Sagar Sanghera, Director

Email: sagar@nuclea.energy

with a copy to:

Mintz LLP

Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2800

Toronto, ON M5J 2J1

Attention: Alex Katznelson

Email: akatznelson@mintz.com

(b)	if to the Lender, at his, her or its address on record with the Borrower,

(c)	if to the Collateral Agent:

Cancor Debt Agency Inc.

800 – 365 Bay Street,

Toronto, Ontario M5H 2V1

Attention: Richard Barnowski, President

Email: richardb@cancordebt.com

or to such other address or email or facsimile number as any party may from time to time designate in accordance with this Section. Any Communication made by personal delivery or by courier shall be conclusively deemed to have been given and received on the day of actual delivery thereof or if such day is not a Business Day, on the first Business Day thereafter. Any Communication made or given by facsimile or email on a Business Day before 4:00 p.m. (local time of the recipient) shall be conclusively deemed to have been given and received on such Business Day and otherwise shall be conclusively deemed to have been given and received on the first Business Day following the transmittal thereof. Any Communication that is mailed shall be conclusively deemed to have been given and received on the fifth Business Day following the date of mailing but if, at the time of mailing or within five (5) Business Days thereafter, there is or occurs a labour dispute or other event that might reasonably be expected to disrupt delivery of documents by mail, any Communication shall be delivered or transmitted by any other means provided for in this Section.

Section 8.3 Change of Control or Merger of Borrower

By its acceptance hereof, each of the Borrower and the Lender acknowledges and agrees that in the event a Change of Control or Merger occurs, then all references herein to the Borrower shall extend to and include the entity resulting therefrom or which thereafter will carry on the business of the Borrower.

Section 8.4 Amendments

This Debenture may not be amended or otherwise modified except by an instrument in writing executed by the Borrower and the Collateral Agent in accordance with the terms of the Collateral Agency Agreement; provided that any amendment, modification or supplement that adversely affects the amount of principal, the Maturity Date, any Guarantee, the Security Documents, the priority of payment or Liens, or the pro rata sharing of payments or collateral among Debentureholders shall also require the written consent of holders of more than 66 2/3% of the principal amount of Secured Debentures then outstanding.

Section 8.5 Waivers

The Lender shall not, by any act, delay, omission or otherwise, be deemed to have expressly or impliedly waived any of its rights, powers or remedies unless such waiver is in writing and executed by the Lender with respect to its own rights or by the Collateral Agent in accordance with the terms of the Collateral Agency Agreement. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Lender or the Collateral Agent on any one occasion shall not be construed as a bar to or waiver of any such right, power or remedy on any future occasion, whether similar in kind or otherwise.

Section 8.6 Registration of Debentures

The Borrower shall cause to be kept at the head office of the Borrower in the city of Toronto, in the discretion of the Borrower, a register in which shall be entered the name and latest known address of the Lender and any other holders of Debentures. Such register shall at all reasonable times during regular business hours of the Borrower be open for inspection by the Lender and any such holder. The Borrower shall not be charged with notice of or be bound to see to the performance of any trust, whether express, implied, or constructive, in respect of this Debenture and may act on the direction of the Lender or the Collateral Agent appointed by the Borrower, whether named as trustee or otherwise, as though the Lender or the Collateral Agent were the beneficial owner of this Debenture.

Section 8.7 Transfer of Debenture

No transfer of this Debenture shall be valid unless made in accordance with applicable laws, including all applicable Canadian Securities Laws. Notwithstanding the foregoing, the Lender may transfer this Debenture, in whole or in part, to any affiliate of the Lender without the Borrower’s consent and without delivery of any legal opinion, certificate or statutory declaration other than evidence reasonably requested to confirm affiliate status and compliance with applicable law. If the Lender intends to transfer this Debenture or any portion thereof to any other transferee, it shall deliver to the Borrower the transfer form attached to this Debenture as Schedule C, duly executed by the Lender. Upon compliance with the foregoing conditions and the surrender by the Lender of this Debenture, the Borrower shall execute and deliver to the applicable transferee a new Debenture registered in the name of the transferee. If less than the full principal amount of this Debenture is transferred, the Lender shall be entitled to receive, in the same manner, a new Debenture registered in its name evidencing the portion of the principal amount of this Debenture not so transferred. Prior to registration of any transfer of this Debenture, the Lender and the applicable transferee shall be required to provide the Borrower with necessary information and documents, including certificates and statutory declarations, as may be required to be filed under applicable laws.

Section 8.8 Release and Discharge

If the Borrower pays all of the Obligations in full to the Lender, the Lender shall release this Debenture and the Borrower shall be, and shall be deemed to have, discharged of all its obligations under this Debenture.

Section 8.9 Successors and Assigns

This Debenture shall enure to the benefit of the Lender and its successors and assigns, and shall be binding upon the Borrower and its successors and permitted assigns. The Borrower may not assign, delegate or otherwise transfer any of its rights or obligations under this Debenture without the prior written consent of the Lender.

Section 8.10 Time

Time shall be of the essence of this Debenture.

Section 8.11 Governing Law

This Debenture shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Borrower and, by its acceptance hereof, the Lender each hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario in connection with this Debenture, and each hereby waives, to the fullest extent permitted by law, any right to trial by jury.

Section 8.12 Further Assurances

The Borrower shall forthwith, at its own expense and from time to time, do or file, or cause to be done or filed, all such things and shall execute and deliver all such documents, agreements, opinions, certificates and instruments reasonably requested by the Lender or its counsel as may be necessary or desirable to complete the transactions contemplated by this Debenture and carry out its provisions and intention.

Schedule B – Guarantee and Confirmation

For value received, the receipt and sufficiency of which is hereby acknowledged,                     (the “Guarantor”) hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Cancor Debt Agency Inc. (the “Agent”) for and on behalf of the holders of the Secured Debentures (the “Debentureholders”) the due and punctual payment and performance, forthwith after demand made therefor as hereinafter provided, of all indebtedness and liabilities (present and future, direct or indirect, absolute or contingent, matured or not) of Nuclea Energy Canada Inc. (the “Corporation”) to the Debentureholders under or in connection with the secured debentures (the “Secured Debentures”) dated [●], 2026 in the aggregate principal amount of US$8,200,000 issued by the Corporation to the Debentureholders, including principal, fees, costs, expenses and all other monies payable under the Secured Debentures (collectively, the “Obligations”); and the Guarantor further agrees that:

1.	The Guarantor’s obligations under this guarantee are absolute, unconditional and continuing and shall not be limited, discharged or otherwise affected by the termination, invalidity or unenforceability of any right of the Agent or the Debentureholders against the Corporation or any other party (including other guarantors), or by any defence, set-off, counterclaim, lack of validity or other circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor, in each case for any cause whatsoever.

2.	This guarantee shall be a continuing security for payment by the Corporation to the Agent, on behalf of the Debentureholders, of all amounts owing under the Secured Debentures.

3.	The Agent shall not be bound to exhaust its recourse against the Corporation or other parties or the securities that it may hold before being entitled to payment from the Guarantor under this guarantee.

4.	Any change or changes in the name of the Corporation shall not affect or in any way limit or lessen the liability of the Guarantor under this guarantee and this guarantee shall extend to the person, firm or corporation acquiring or from time to time carrying on the business of the Corporation.

5.	Any account settled or stated by or between Agent or the Debentureholders and the Corporation shall be accepted by the Guarantor as conclusive evidence that the balance or amount thereby appearing due by the Corporation to the Agent or Debentureholders is in fact so due.

6.	The Guarantor agrees not to assert any right of subrogation against the Corporation or contribution against any other guarantor until all amounts owing under the Debenture have been paid in full. If the Debentureholders should receive from the Guarantor a payment in full or on account of the indebtedness or liability under this guarantee, all rights of subrogation arising therefrom shall be postponed and the Guarantor shall not be entitled to claim repayment against the Corporation or the Corporation’s estate until all amounts owing under the Debenture have been paid in full; and in the case of liquidation, winding up or bankruptcy of the Corporation (whether voluntary or compulsory) or in the event that the Corporation shall make a bulk sale of any of the Corporation’s assets within the bulk transfer provisions of any applicable legislation, or shall make any compromise with creditors or scheme of arrangement, the Debentureholders shall have the right to rank for its full claim and receive all dividends or other payments in respect thereof until its claim has been paid in full and the Guarantor shall continue to be liable, up to the amount guaranteed, less any payments made by the Guarantor, for any balance which may be owing to the Debentureholders by the Corporation.

7.	Any notice or demand which the Agent or Debentureholders may wish to give may be served on any officer or director of the Guarantor, or by sending the same by registered mail in an envelope addressed to the last known address of the Guarantor to be served as it appears on the Agent’s or Debentureholders’ records and the notice so sent shall be deemed to be received on the fifth Business Day following that on which it is mailed.

8.	The Guarantor shall be currently liable under this guarantee at any time for the full amount of the Corporation’s liabilities then outstanding under the Secured Debentures, subject to the limit of liability of the Guarantor set forth above, provided that the Guarantor shall not be in default under or in breach of this guarantee unless and until the Agent, on behalf of the Debentureholders, has made demand upon the Guarantor hereunder and the Guarantor has failed to pay the amount demanded or otherwise failed to comply with such demand forthwith following receipt (or deemed receipt) of such demand. In the case of default the Agent, on behalf of the Debentureholders, may maintain an action upon this guarantee whether or not the Corporation is joined therein or separate action is brought against the Corporation or judgment obtained against it. The Agent’s rights are cumulative and shall not be exhausted by the exercise of any number of successive actions until and unless all indebtedness and liability hereby guaranteed has been paid and each of the Guarantor’s obligations under the guarantee has been fully performed.

9.	The Guarantor shall pay to the Agent on demand (in addition to all debts and liabilities of the Corporation hereby guaranteed) all reasonable out-of-pocket costs, charges and expenses (including, without limitation, reasonable lawyer’s fees as between solicitor and his own client on a full indemnity basis) actually incurred by the Agent (and not otherwise reimbursed) for the enforcement of this guarantee, together with interest thereon, both before and after demand, default and judgment, calculated from the date of payment by the Agent of each such cost, charge and expense until payment by the Guarantor hereunder, at the rate per annum then payable under the Secured Debentures. All amounts payable by the Guarantor under this instrument shall be paid to the Agent, on behalf of the Debentureholders, at the address directed in writing by the Agent or Debentureholders.

10.	This instrument is in addition and without prejudice to any other securities of any kind including any other guarantees, whether or not in the same form as this instrument, now or hereafter held by the Agent. Without limiting the generality of the foregoing, all limits and evidence of liability pursuant to any guarantee now or hereafter held by the Agent shall be cumulative.

11.	There are no representations, warranties, collateral agreements or conditions with respect to this guarantee or affecting the Guarantor’s liability hereunder other than as contained herein, or in any other document or instrument by the Guarantor to the Agent or Debentureholders.

12.	This instrument shall be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Guarantor agrees that any legal suit, action or proceedings arising out of or relating to this instrument may be instituted in the courts of Ontario and the Guarantor hereby accepts and irrevocably submits to the jurisdiction of the said courts and acknowledges their competence and agrees to be bound by any judgement thereof, provided that nothing herein shall limit the Agent or Debentureholders’ right to bring proceedings against the Guarantor elsewhere.

13.	This instrument shall extend to and enure to the benefit of the successors and assigns of the Agent and shall be binding upon the Guarantor and the heirs, executors, administrators and successors of the Guarantor.

14.	Executed copies of this instrument may be delivered by facsimile transmission or electronic mail transmission.

15.	In the event of any conflict or inconsistency between the provisions of this instrument and the provisions of the Secured Debentures then, notwithstanding anything contained in this instrument, the provisions contained in the Secured Debentures shall prevail to the extent of such conflict or inconsistency and the provisions of this instrument shall be deemed to be amended to the extent necessary to eliminate such conflict or inconsistency, it being understood that the purpose of this instrument is to add to, and not detract from, the rights granted to the Agent, on behalf of the Debentureholders, under the Secured Debentures.

16.	The Guarantor shall, from time to time upon request of the Agent or the Debentureholders, execute and deliver such further confirmations, reaffirmations and acknowledgements of this guarantee as the Agent or the Debentureholders may reasonably require.

(signature page follows)

IN WITNESS WHEREOF each Guarantor has duly executed and delivered this guarantee as of the _____ day of ___________________, 2026.

_________________________________
Address: ___________________________

By:
Name:
Title:

Schedule C – Form of Transfer

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to:

(Name)
(Address)

(the “Transferee”), of US$_______________ principal amount of Secured Debenture (the “Debentures”) of Nuclea Energy Canada Inc. issued on _____________________, 2026 registered in the name of the undersigned on the register of Debentures represented by the attached Debenture, and irrevocably appoints _________________________ as the attorney of the undersigned to transfer to the Transferee the said principal amount of the Debenture on the books or register of transfer, with full power of substitution.

DATED this _____ day of ___________________, 202__.

[NAME]

By:
Name:
Title:

Note to Debentureholder: In order to transfer the Debenture, this transfer form must be delivered to Nuclea Energy Canada Inc.; provided that transfers to affiliates permitted under Section 8.7 remain subject only to applicable law and delivery of evidence reasonably requested to confirm affiliate status.

C - 1